Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 124 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated December 22, 2014 on the financial statements and financial highlights of Deutsche Global Income Builder Fund (formerly DWS Global Income Builder Fund) (one of the series of Deutsche Market Trust (formerly DWS Market Trust)), included in the Fund’s Annual Report for the fiscal year ended October 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 25, 2015